Exhibit 99.1

WEX Inc. Reports First Quarter 2014 Financial Results

Organic growth from fleet volumes and virtual card spend drives strong quarterly revenue

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--April 30, 2014--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2014.

First Quarter Financial Results

Total revenue for the first quarter of 2014 increased 10.1% to $182.1 million from $165.4 million for the first quarter of 2013. Net income to common shareholders on a GAAP basis was $36.5 million, or $0.93 per diluted share, compared with $28.7 million, or $0.73 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2014 increased 4% to $41.6 million, or $1.06 per diluted share, from $39.8 million, or $1.02 per diluted share, for the same period a year ago. Please note that beginning this quarter, adjusted net income excludes the expense of stock-based compensation. For comparative purposes, adjusted net income for the prior period also reflects this change. See Exhibit 1 for a full reconciliation of adjusted net income.

“We started the year strong with revenue and adjusted net income increasing during the first quarter of 2014. Our first quarter results were driven by organic growth from our domestic fleet business, which benefited from favorable dynamics in fee income, coupled with benefits associated with new portfolios beginning to come online,” said Melissa Smith, WEX’s president and chief executive officer.

Ms. Smith continued, "We executed against our strategy to further globalize and grow our fleet and other payment segments. We saw accelerated growth in our international businesses, while continuing to announce new partner relationships. We also made significant progress with the integration of ExxonMobil’s European card portfolio during the quarter, achieving noteworthy milestones, including securing merger clearance from the European Commission, and began the process of setting up key systems and infrastructure for the closing of the transaction. For 2014, our focus remains on increasing our growth, enhancing scale, and making targeted international investments.”

First Quarter 2014 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 7.8 million, an increase of 4.1% from the first quarter of 2013.
  Total fuel transactions processed increased 5.7% from the first quarter of 2013 to 92.6 million. Payment processing transactions increased 6.7% to 73.3 million.
  Average expenditure per payment processing transaction decreased 2% from the first quarter of 2013 to $85.94.
  U.S. retail fuel price decreased 3% to $3.64 per gallon from $3.76 per gallon in the first quarter of 2013.
  Total corporate card purchase volume grew 39% to $3.7 billion, from $2.6 billion for the first quarter of 2013.

Financial Guidance and Assumptions

“We continue to see considerable momentum throughout our business. Our strategic investments to further grow our business and penetrate new markets both domestically and internationally are beginning to bear fruit and we are encouraged by our results to date. Overall, our capital structure remains strong, and we are well positioned to capitalize on opportunities as they become available. Revenue for the first quarter was above our expectations, which was offset in part by higher than expected credit losses. For the remainder of the year, we are increasing our guidance primarily to reflect higher fuel price projections and changes to foreign exchange rates," said Steve Elder, WEX senior vice president and chief financial officer.

  For the second quarter of 2014, WEX expects revenue in the range of $190 million to $197 million and adjusted net income in the range of $47 million to $50 million, or $1.20 to $1.27 per diluted share.
  For the full year 2014, the Company expects revenue in the range of $767 million to $787 million and adjusted net income to be in the range of $185 million to $193 million, or $4.75 to $4.95 per diluted share.

Second quarter 2014 guidance is based on an assumed average U.S. retail fuel price of $3.71 per gallon, and approximately 39 million shares outstanding. Full-year 2014 guidance is based on an assumed average U.S. retail fuel price of $3.57 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that second quarter 2014 fleet credit loss will range between 9 and 14 basis points, and that fleet credit loss for full year 2014 will range between 10 to 15 basis points.

Our guidance includes an income statement impact of $10-$13 million after tax related to our planned acquisition of ExxonMobil's European commercial fuel card program.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2014. Also, while we have begun a limited program of hedging foreign exchange rate risk, the impact potential foreign exchange rate fluctuations may have on results are excluded from our guidance. Stock compensation expense has been excluded from the adjusted net income guidance in order to make this measure more comparable to the Company’s peers. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended March 31, 2014 and 2013.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the first quarter of 2014, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market gain of $2.8 million dollars on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2014. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months ended March 31, 2014 and 2013 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, April 30, 2014, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 16535750. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.8 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, WEX Australia, WEX New Zealand and WEX Europe, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the Company's failure to consummate a previously announced acquisition, including the acquisition of ExxonMobil's European commercial fuel card program; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF
INCOME
(in thousands, except per share data)
(unaudited)
	Three months ended March 31,
	2014	2013
Revenues
Fleet payment solutions	$135,435	$126,039
Other payment solutions	46,633	39,331
Total revenues	182,068	165,370
Expenses
Salary and other personnel	43,902	40,077
Service fees	26,305	23,805
Provision for credit losses	9,090	3,756
Technology leasing and support	7,027	5,485
Occupancy and equipment	4,366	3,805
Depreciation, amortization and impairment	15,018	14,607
Operating interest expense	1,288	1,147
Cost of hardware and equipment sold	948	1,074
Other	12,587	11,084
Total operating expenses	120,531	104,840
Operating income	61,537	60,530
Financing interest expense	(7,356)	(7,339)
Net gain (loss) on foreign currency transactions	1,033	(232)
Net realized and unrealized loss on fuel price derivatives	1,845	(7,755)
Income before income taxes	57,059	45,204
Income taxes	20,979	16,627
Net income	36,080	28,577
Less: Net loss attributable to non-controlling interest	(462)	(112)
Net earnings attributable to WEX Inc.	$36,542	$28,689
Net earnings attributable to WEX Inc. per share:
Basic	$0.94	$0.74
Diluted	$0.93	$0.73
Weighted average common shares outstanding:
Basic	38,966	38,888
Diluted	39,145	39,187

WEX INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$354,772	$361,486
Accounts receivable (less reserve for credit losses of $13,163 in 2014 and $10,396 in 2013)	1,980,609	1,712,061
Available-for-sale securities	16,058	15,963
Property, equipment and capitalized software (net of accumulated depreciation of $152,380 in 2014 and $145,400 in 2013)	76,920	72,275
Deferred income taxes, net	78,285	88,965
Goodwill	828,823	819,892
Other intangible assets, net	201,737	206,744
Other assets	163,214	154,892
Total assets	$3,700,418	$3,432,278
Liabilities and Stockholders’ Equity
Accounts payable	$646,721	$512,878
Accrued expenses	86,423	92,335
Income taxes payable	22,424	16,066
Deposits	1,190,223	1,088,930
Revolving line-of-credit facilities and term loan	281,250	285,000
Deferred income taxes, net	13,444	13,528
Notes outstanding	400,000	400,000
Amounts due under tax receivable agreement	77,785	77,785
Fuel price derivatives, at fair value	4,535	7,358
Other liabilities	21,370	16,372
Total liabilities	2,744,175	2,510,252
Commitments and contingencies
Redeemable non-controlling interest	19,338	18,729
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,971 in 2014 and 42,901 in 2013 shares issued; 38,877 in 2014 and 38,987 in 2013 shares outstanding	430	429
Additional paid-in capital	169,122	168,891
Non-controlling interest	228	519
Retained earnings	916,061	879,519
Accumulated other comprehensive income	(1,422)	(15,495)
Less treasury stock at cost; 4,188 shares in 2014 and 4,007 shares in 2013	(147,514)	(130,566)
Total stockholders’ equity	936,905	903,297
Total liabilities and stockholders’ equity	$3,700,418	$3,432,278

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$36,080	$28,577
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Fair value change of fuel price derivatives	(2,823)	5,882
Stock-based compensation	2,423	2,406
Depreciation, amortization and impairment	15,612	15,156
Deferred taxes	10,066	9,021
Provision for credit losses	9,090	3,756
Loss on disposal of property, equipment and capitalized software	338	63
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(271,782)	(228,297)
Other assets	(8,455)	(2,971)
Accounts payable	131,448	190,068
Accrued expenses	(6,499)	2,984
Income taxes	5,708	776
Other liabilities	1,038	1,145
Net cash used for operating activities	(77,756)	28,566
Cash flows from investing activities
Purchases of property, equipment and capitalized software	(11,382)	(5,560)
Purchases of available-for-sale securities	(70)	(65)
Maturities of available-for-sale securities	93	502
Net cash used for investing activities	(11,359)	(5,123)
Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	1,010	5,589
Repurchase of share-based awards to satisfy tax withholdings	(3,306)	(9,985)
Proceeds from stock option exercises	104	146
Net change in deposits	101,288	135,276
Net change in borrowed federal funds	—	(48,400)
Other financing debt	3,429	787
Loan origination fee	—	(12,023)
Borrowings on notes outstanding	—	400,000
Net activity on 2011 revolving line-of-credit	—	(438,500)
Net activity on 2011 term loan	—	(182,500)
Net activity on 2013 term loan	(3,750)	296,250
Purchase of shares of treasury stock	(16,948)	(17,911)
Net cash provided by financing activities	81,827	128,729
Effect of exchange rate changes on cash and cash equivalents	574	(114)
Net change in cash and cash equivalents	(6,714)	152,058
Cash and cash equivalents, beginning of period	361,486	197,662
Cash and cash equivalents, end of period	$354,772	$349,720
Supplemental cash flow information
Interest paid	$13,262	$4,351
Income taxes paid	$4,041	$1,226

Exhibit 1

Reconciliation of Adjusted Net Income to GAAP Net Earnings
(in thousands)
(unaudited)
	Three months ended March 31,
	2014	2013
Adjusted net income attributable to WEX Inc.	$41,612	$39,840
Unrealized gain (loss) on fuel price derivatives	2,823	(5,882)
Amortization of acquired intangible assets	(8,287)	(8,379)
Stock-based compensation	(2,423)	(2,406)
Deferred loan costs associated with the extinguishment of debt	—	(1,004)
ANI adjustments attributable to non-controlling interests	185	346
Tax impact	2,632	6,174
Net earnings attributable to WEX Inc.	$36,542	$28,689

Beginning this quarter, adjusted net income attributable to WEX Inc. excludes the expense of stock-based compensation. For comparative purposes, adjusted net income attributable to WEX Inc. for the prior period has been adjusted to reflect the exclusion of stock-based compensation and differs from the figure previously reported due to this adjustment. We believe this adjustment makes this non-GAAP measurement more comparable to our peers.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles as well as the goodwill impairment, stock-based compensation, deferred loan costs associated with the extinguishment of debt, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to non-controlling interest. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles as well as the goodwill impairment, deferred loan costs associated with the extinguishment of debt, net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics
	Q1 2014	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	73,327	72,962	76,578	73,797	68,742
Gallons per payment processing transaction	23.2	23.2	22.7	22.8	22.8
Payment processing gallons of fuel (000s)	1,703,887	1,691,884	1,737,069	1,684,050	1,567,230
Average US fuel price (US$ / gallon)	$3.64	3.54	3.70	3.70	3.76
Average Australian fuel price (US$ / gallon)	$5.34	5.30	5.30	5.23	5.75
Payment processing $ of fuel (000s)	$6,301,668	6,112,394	6,542,052	6,330,221	6,011,767
Net payment processing rate	1.36%	1.40%	1.40%	1.40%	1.38%
Fleet payment processing revenue (000s)	$85,702	85,402	91,273	88,422	83,194
Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$3,670,609	3,287,160	3,953,513	3,181,931	2,635,062
Net interchange rate	0.82%	0.96%	0.95%	0.99%	0.96%
Payment solutions processing revenue (000s)	$30,272	31,536	37,349	31,467	25,238

*Excludes payment processing revenue from rapid! PayCard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
(in thousands)
(unaudited)
Fleet Payment Solutions
(in thousands)	Three months ended March 31,		Increase (decrease)
	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$85,702	$83,194	$2,508	3%
Transaction processing revenue	4,890	4,610	$280	6%
Account servicing revenue	19,355	18,563	$792	4%
Finance fees	17,320	13,248	$4,072	31%
Other	8,168	6,424	$1,744	27%
Total revenues	135,435	126,039	9,396	7%

Other Payment Solutions
	Three months ended March 31,		Increase (decrease)
(in thousands)	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$31,902	$27,132	$4,770	18%
Transaction processing revenue	1,695	1,548	$147	9%
Account servicing revenue	3,173	2,443	$730	30%
Finance fees	1,442	1,469	$(27)	(2)%
Other	8,421	6,739	$1,682	25%
Total revenues	46,633	39,331	7,302	19%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com